Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA REPORTS RESULTS

FOR THE SECOND QUARTER OF 2012

Company to Hold Conference Call on August 10, 2012

ANN ARBOR, MICHIGAN, August 9, 2012 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the second quarter ended June 30, 2012.

Second Quarter Ended June 30, 2012

Net sales for the second quarter were $373 million, a 3.9 percent decrease as compared with $388 million of net sales in the second quarter of 2011. The $15 million decrease in net sales was more than explained by unfavorable foreign currency translation of $32 million. Excluding the effect of currency, net sales improved in the second quarter of 2012 by $17 million, or 4.4 percent, compared with the same period in 2011.

Filtration product sales increased in the second quarter by $17 million, excluding foreign currency translation, equating to an 8.2 percent increase as compared with the second quarter of 2011. The increase in Filtration product sales was largely attributable to $13 million of higher sales in Poland, Venezuela, Russia, Mexico and China with an additional $4 million improvement in the U.S. and Canada. The increase in net sales was offset by $10 million of unfavorable foreign currency translation, primarily due to a weakening in the Polish Zloty.

Excluding the impact of foreign currency translation, sales in Commercial Distribution South America products increased by $6 million in the second quarter of 2012, a 5.1 percent improvement over the same period in 2011. The increase in sales was mainly a result of increased sales in Brazilian distribution and shock absorber manufacturing operations. A significantly weaker Brazilian Real offset the increase in net sales by $22 million resulting in a period over period reduction in net sales of $16 million.

Chassis product sales decreased by $6 million in the second quarter of 2012 compared to the same period in 2011. The decrease in net sales was attributable to a rise in net sales in the second quarter of 2011 due to a significant level of initial orders to fulfill customer requirements associated with a new business win in the Company’s Premium Chassis product line. Net sales in the second quarter of 2012 represent a more stable run rate for the new business.

Gross profit for the second quarter was $89 million, remaining comparable to the same period in 2011. Gross margin in the second quarter was 24 percent, increasing from 23 percent in the same period in 2011. The improved gross margin was due to higher volumes, net of foreign currency effects.

Selling, general and administrative expenses were $52 million for the second quarter, a decrease of $1 million compared with the same period in 2011. The decrease was mainly due to a decrease in marketing, legal and professional expenses.

Affinia posted a net loss attributable to the Company of $32 million in the second quarter of 2012 compared to net income attributable to the Company of $10 million in the same period in 2011. The $42 million deterioration in net income was almost entirely due to a $62 million impairment charge from discontinued operations to reduce the carrying value of the Company’s Brake North America and Asia group to expected realizable value, offset by $23 million related to a tax benefit for the impairment.

Six Months Ended June 30, 2012

Net sales were $737 million for the first six months of 2012, a decrease of $17 million, or 2.2 percent, as compared to the same period in 2011. The decrease in net sales was due to unfavorable foreign currency translation which resulted in $43 million of lower net sales period over period. Excluding the effects of foreign currency, net sales were $26 million higher, or 3.4 percent, in the first six months of 2012 compared to the first six months of 2011.

Filtration product sales increased in the first six months of 2012 by $16 million as compared with the same period in 2011. The increase in Filtration product sales was largely attributable to $22 million of higher sales in Poland, Venezuela, Russia, Mexico and China with an additional $8 million improvement in the U.S. and Canada. The increase in net sales was offset by $14 million of unfavorable foreign currency translation effects, primarily in the Polish Zloty.

Excluding the impact of foreign currency translation, sales in Commercial Distribution South America products increased by $10 million in the first six months of 2012 compared to the same period in 2011. The increase in sales was driven by strong operating results in the Company’s Brazilian distribution company. The significant weakening in the Brazilian Real offset the improvement in sales by $29 million resulting in net sales declining period over period by $19 million.

Chassis product sales deceased by $17 million in the first six months of 2012 compared to the same period in 2011. The decrease in net sales was mainly a result of a rise in net sales in the first half of 2011 due to a significant level of initial orders to fulfill customer requirements associated with a new business win in the Company’s Premium Chassis product line. Net sales in the first half of 2012 represent a more stable run rate for the new business.

Gross profit for the first six months of 2012 was $166 million, equating to a 23 percent gross margin, compared with $173 million, or a 23 percent gross margin, for the same period in 2011. The decrease in gross profit was attributable to a reduction in gross profit in Chassis products, negative currency impacts and higher material costs on certain product lines. The reduction in gross profit in Chassis products was primarily attributable to costs incurred in changing over a customer in conjunction with a new business win and a temporary increase in procurement costs related to a change in sourcing for certain products.

Selling, general and administrative expenses were $98 million for the first six months of 2012, a decrease of $5 million compared with the same period in 2011. The decrease was primarily a result of a legal settlement in the first quarter of 2012.

The Company posted a net loss attributable to the Company for the first six months of 2012 of $26 million compared to net income attributable to the Company of $12 million in the same period in the prior year. The $38 million period over period reduction in net income was almost entirely due to a $62 million impairment charge from discontinued operations to reduce the carrying value of the Company’s Brake North America and Asia group to expected realizable value offset by $23 million related to a tax benefit for the impairment.

Cash from operations for the first six months of 2012 resulted in a source of cash of $79 million compared to a use of cash of $52 million in the same period in 2011. The stronger generation of cash from operations was attributable to lower trade working capital requirements. As a result of stronger operating cash flow during the first six months of 2012 the Company redeemed $22.5 million aggregate principal amount of Senior Secured Notes and also reduced the level of borrowing under its ABL Revolver by $35 million in the period. Total debt outstanding as of June 30, 2012 was $654 million, a $64 million decrease as compared to December 31, 2011. The Company had $63 million of cash and cash equivalents at June 30, 2012 and remained in compliance with all debt covenants at June 30, 2012.

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in millions)	Three Months Ended June 30, 2011	Three Months Ended June 30, 2012	Six Months Ended June 30, 2011	Six Months Ended June 30, 2012
Net sales	$388	$373	$754	$737
Cost of sales	(298)	(284)	(581)	(571)

Gross profit	90	89	173	166
Selling, general and administrative expenses	(53)	(52)	(103)	(98)

Operating profit	37	37	70	68
Loss on extinguishment of debt	—	(1)	—	(1)
Other loss, net	(1)	—	(1)	—
Interest expense	(17)	(16)	(34)	(32)

Income from continuing operations before income tax provision, equity in income and noncontrolling interest	19	20	35	35
Income tax provision	(5)	(9)	(9)	(14)

(Dollars in millions)	Three Months Ended June 30, 2011	Three Months Ended June 30, 2012	Six Months Ended June 30, 2011	Six Months Ended June 30, 2012
Equity in loss, net of tax	—	(1)	—	—

Net income from continuing operations	14	10	26	21
Loss from discontinued operations, net of tax	(4)	(42)	(13)	(47)

Net income (loss)	10	(32)	13	(26)
Less: net income attributable to noncontrolling interest, net of tax	—	—	1	—

Net income (loss) attributable to the Company	$10	$(32)	$12	$(26)

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, August 10, 2012 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 1-866-200-6965 within the United States and Canada or 1-646-216-7221 for international callers and reference conference ID 81529707#. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.5 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this news release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2011. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among others, continued volatility in and disruption to the global economy and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy prices; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; work stoppages, labor disputes or similar difficulties that could significantly disrupt our operations; our ability to successfully combine our operations with any businesses we have acquired or may acquire; our ability to successfully complete divestitures without significant business disruptions, including potential sale of the Brake North America and Asia operations; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward-looking statements are only as of the date of this news release or as of the date they are made and we undertake no obligation to update forward-looking statements.

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